Exhibit 99.1

Aurora Technology Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Deadline to Consummate Business Combination

SAN FRANCISCO, CALIF. – October 3, 2023 – Aurora Technology Acquisition Corp. (NASDAQ: ATAKU, ATAK, ATAKW, ATAKR) (the “Company”) announced today that its sponsor, ATAC Sponsor LLC (the “Sponsor”), has deposited an aggregate of $135,000 (the “Extension Payment”) into the Company’s trust account in order to extend the date by which the Company has to consummate a business combination from October 9, 2023 to November 9, 2023.

The Extension Payment was loaned as a draw down pursuant to an unsecured promissory note the Company issued to the Sponsor on July 31, 2023 with a principal amount equal to $810,000.00 (the “Extension Note”). The Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the liquidation of the Company, subject to the terms and conditions set forth in the Extension Note. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with this extension.

About Aurora Technology Acquisition Corp.

Aurora Technology Acquisition Corp. is a Cayman Island based blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry or geographic location, but intends to focus its search on high-growth technology companies based in North America and Asia (excluding China). The Company aims to prioritize target companies founded by Asian or Asian-American entrepreneurs who are building a global enterprise supported by forward thinking visions and innovative frontier technologies that include but are not limited to artificial intelligence, blockchain, quantum computing, and electric vehicles.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Zachary Wang, CEO

Cathryn Chen, CFO

Yida Gao, COO

Email: info@auroraspac.com